Exhibit 99.1

Avnet Promotes Rick Hamada to President and Chief Operating Officer

Phoenix, Ariz. — May 18, 2010 — Global technology distribution, marketing and services company Avnet, Inc. (NYSE:AVT) today announced that Rick Hamada has been promoted to president and chief operating officer (COO), effective immediately, adding president to his current COO title. With more than 25 years of industry and Avnet experience, Hamada previously served as Avnet, Inc. chief operating officer, a position he has held since July 2006. Hamada will continue to report to Avnet, Inc. Chairman and CEO Roy Vallee and will continue to focus on his responsibilities for overseeing the strategic direction and day-to-day operations of Avnet’s operating groups and the logistics, information technology and operational excellence support teams.

Vallee commented on Hamada’s on-going contributions noting, “Rick has a proven track record of meeting his goals, leading the organization to higher levels of performance and looking for ways to continuously enhance all aspects of Avnet’s business. The combination of his skills and experience continue to accelerate our progress toward the realization of Avnet’s strategic, financial and people-related objectives. From initiating Avnet’s first set of published core values to our recent focus on customer loyalty, Rick has advanced our efforts to build a strong performance- and values-based culture of excellence.”

During his four years as chief operating officer, Hamada has helped guide the company to achieve superior results and emerge from the recent economic downturn a stronger company, clearly focused on profitable growth and the creation of shareholder value. Under his leadership, the company has also increased its focus on operational excellence, improved the customer experience, streamlined operations and enhanced employee engagement.

“It is an honor to be promoted to President and COO, which further strengthens my commitment to serving the customers, suppliers, employees and shareholders of Avnet. I have tremendous respect for the accomplishments and capabilities of our dedicated team members all around the globe, and I consider it a true privilege to continue to serve in a senior leadership role at Avnet. We have tremendous opportunities ahead of us, and I’m confident that the Avnet team has what it takes to realize our vision of being the premier global technology marketing, distribution and services company in the world.”

Hamada joined former Avnet division Hamilton/Avnet Electronics in 1983 as a technical specialist. His career has encompassed roles ranging from technical sales support to global group president of Avnet Technology Solutions. Under his guidance Avnet Technology Solutions achieved impressive growth, while surpassing Avnet’s return on capital goals. A member of the Avnet Executive Board, Hamada was first elected a corporate officer of Avnet, Inc. in 1999.He is a member of the board of directors for San Diego State University’s College of Business Administration.

About Avnet
Avnet, Inc. (NYSE: AVT), a Fortune 500 company, is one of the largest distributors of electronic components, computer products and embedded technology in the world. Avnet accelerates its partners’ success by connecting the world’s leading technology suppliers with a broad base of more than 100,000 customers and providing cost-effective, value-added services and solutions. For the fiscal year ended June 27, 2009, Avnet generated revenue of $16.23 billion. For more information, visit www.avnet.com. (AVT—IR)

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Michelle Gorel
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Vincent Keenan
Vice President, Investor Relations
480-643-7053
vincent.keenan@avnet.com